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                                                                Exhibit 12


                              SCANA CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    For the Twelve Months Ended March 31, 1994
                            (Thousands of Dollars)


                                              Twelve Months
                                                  Ended
                                              March 31, 1994



Fixed Charges as defined:
  Interest on long-term debt..............      $ 98,925
  Amortization of debt premium, discount
   and expense (net)......................         2,105
  Other interest expense..................         6,809
  Interest component of rentals...........         2,964

      Total Fixed Charges (A).............      $110,803


Earnings, as defined:
  Income..................................      $179,186
  Income taxes............................        98,984
  Total fixed charges above...............       110,803

      Total Earnings (B)..................      $388,973

Ratio of Earnings to fixed charges (B/A)..          3.51




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